a
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒		Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Marqeta, Inc.
(Name of Registrant as Specified In Its Charter)
___________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply)
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Marqeta, Inc.
Reverse Stock Split
Frequently Asked Questions
April 10, 2026

On April 10, 2026, Marqeta filed a preliminary proxy with the Securities and Exchange Commission which included a proposal from the Board of Directors recommending that Marqeta’s stockholders authorize the Board of Directors to decide whether or not to proceed with a reverse stock split of Marqeta’s common stock at a ratio of 1-for-4 and a reduction in the number of authorized shares of its capital stock. Additional information relating to the reverse stock split is included in the preliminary proxy statement for the 2026 Annual Meeting of Stockholders, and the definitive proxy statement, when available.
1.What is a reverse stock split?
A reverse stock split is a proportionate decrease in the number, but not the total value, of shares of stock held by stockholders. Following a reverse stock split, stockholders maintain the same percentage of equity in the company that they held before the split. For example, a 1-for-4 reverse stock split would result in stockholders owning 1 share for every 4 shares owned before the split. Immediately following the reverse stock split, the company’s stock price is, in this example, four times the pre-reverse stock split price.
2.What are the proposed terms of the reverse stock split?
The Marqeta Board of Directors is recommending that Marqeta’s stockholders authorize the Board of Directors to decide whether or not to proceed with a reverse stock split of Marqeta’s common stock at a ratio of 1-for-4, and a reduction in the number of outstanding and authorized shares of its capital stock as follows, based on share data as of December 31, 2025, (numbers below do not give effect to the treatment of fractional share interests):

	Outstanding Class A Common Stock	Authorized Class A Common Stock	Outstanding Class B Common Stock	Authorized Class B Common Stock	Authorized Preferred Stock
Pre-Split	399,392,272	1,500,000,000	32,863,374	600,000,000	100,000,000
Post-Split	99,848,068	375,000,000	8,215,844	150,000,000	25,000,000

Marqeta has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission, and Marqeta plans to file a definitive proxy statement in due course. Please read the preliminary proxy statement and the definitive proxy statement, when available, for information regarding how to vote on the reverse stock split proposal and other important information.
3.Why is Marqeta considering a reverse stock split?
The primary purpose for implementing the Reverse Stock Split is to reduce the number of outstanding shares of our Common Stock. As a result of the reduced share count, reported net earnings or loss per share will be higher, and we believe it will provide a clearer reflection of the Company’s per share performance and the impacts of change in net income performance. We believe these impacts will improve the meaningfulness of this metric.
Marqeta’s Board of Directors also believes that effecting a reverse stock split would, among other things, potentially improve the marketability and trading costs of our Common Stock as well as realize savings in stock exchange listing and other administrative fees.

4.Why is Marqeta considering an authorized shares reduction?
As a matter of Delaware law, the implementation of the reverse stock split does not require a reduction in the total number of authorized shares of Marqeta’s capital stock. However, we are decreasing the authorized shares proportionally to the reduction in shares outstanding.
5.How will a reverse stock split affect the value of my investment?
Although a stock’s trading price is affected by multiple factors, a reverse stock split should not by itself change the total value of your shares and will not impact your percentage ownership interest. For example if the 1-for-4 reverse stock split is approved and effectuated, absent other factors, a stockholder who owns 400 shares today with a value of $4/share would own 100 shares with a value of $16/share immediately after the reverse stock split—in each case, the same total value of $1,600.
The trading price of Marqeta’s common stock is subject to market fluctuations and other factors. There is no guarantee that Marqeta’s stock price will increase following the reverse stock split or over the long-term, and it may even decrease, which could negatively impact the value of your investment.
The reverse stock split, once implemented, will affect all the company’s shareholders uniformly and will not affect any shareholder’s percentage ownership interest or proportionate voting power.
6.How will a reverse stock split affect Marqeta’s market capitalization?
As stated above, the action of effecting a reverse stock split itself is not dilutive. The total value of shares and percentage ownership of Marqeta equity immediately prior to and immediately following the reverse stock split will be the same (subject to certain adjustments for cash payments in lieu of fractional shares). This is because Marqeta’s market capitalization at the time that Marqeta common stock begins trading again immediately following a reverse stock split will remain the same, but each individual stockholder’s shares of Marqeta common stock and the total number of all of Marqeta’s shares of common stock outstanding will be reduced by the split ratio.
For an illustrative example, let’s take the following hypothetical company:

	Immediately Prior to Reverse Stock Split	Immediately Following 1-for-4 Reverse Stock Split
Share Price	$4	$16
Shares Outstanding	1,000,000	250,000
Total Market Capitalization	$4,000,000	$4,000,000
Hypothetical Stockholder’s Ownership	400 shares ($1,600 value; 0.04% of the total market capitalization)	100 shares ($1,600 value; 0.04% of the total market capitalization)

7.When would the reverse stock split become effective?
If stockholders approve the proposed reverse stock split and authorized shares reduction at our 2026 Annual Meeting of Stockholders, Marqeta’s Board of Directors has one year to implement it.
8.How will Marqeta treat fractional shares?
Marqeta does not anticipate issuing fractional shares as a result of the reverse stock split and stockholders entitled to receive fractional shares as a result of the reverse stock split will receive cash payments (without interest, and subject to any required tax withholding applicable to a stockholder) in lieu of such shares. We anticipate less than 0.1% of shares to be cashed out in lieu of issuing fractional shares.
The cash payment for fractional shares will equal the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of our Class A Common Stock on the trading day immediately preceding the effective time (with such closing sales price being adjusted to give effect to the reverse stock split). Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional shares.
9.How will the reverse stock split affect the future calculation of net earnings or loss per share?
Reported per share net earnings or loss and other per share of common stock amounts will increase because there will be fewer shares of common stock outstanding following the reverse stock split. If the reverse stock split is effectuated, in future financial statements we will adjust per share net earnings or loss and other per share of common stock amounts for periods ending before the effective date of the reverse stock split to give retroactive effect to the reverse stock split.
10.How will the reverse stock split affect my outstanding options under the Marqeta’s 2021 Stock Option and Incentive Plan and the Amended and Restated 2011 Equity Incentive Plan (together, the “Equity Plans”)?
An automatic adjustment will be made to Marqeta’s stock options based on the split ratio in order to keep the total value of your equity whole. The number of shares of common stock issued subject to your stock options will automatically be proportionately decreased by the split ratio to the nearest whole share and the exercise price will automatically be proportionately increased by the split ratio to the nearest whole cent. Except with respect to these adjustments, stock options will remain subject to the same terms and conditions set forth in the applicable option agreement and Equity Plan, including the vesting schedule and expiration date.
For example, assume that immediately prior to the reverse stock split, you held an outstanding and unexercised option to purchase 100 shares of our common stock with a per share exercise price of $3. Upon the reverse stock split, the option will be adjusted so that immediately following the reverse stock split, your option will cover 25 shares of our common stock and will have a per share exercise price of $12.
11.How will the reverse stock split affect my outstanding time-vesting restricted stock unit awards and performance-vesting restricted stock unit awards (collectively, the “RSUs”) under the Equity Plans?
An automatic adjustment will be made to Marqeta’s RSUs based on the split ratio in order to keep the total value of your equity whole. The number of shares of common stock subject to your RSUs will automatically be proportionately decreased by the split ratio to the nearest whole share and the fair market value of the underlying common stock will increase proportionately. Except with respect to these adjustments, your RSUs will remain subject to the same terms and conditions as are set forth in the applicable RSU agreement and Equity Plan, including the vesting schedule.
12.How will the reverse stock split affect my outstanding options under Marqeta’s 2021 Employee Stock Purchase Plan (“ESPP”)?
In connection with the reverse stock split, the share limitations applicable to each ESPP option and the offering date price per share in effect under each outstanding ESPP option will be adjusted to reflect the impact of the reverse stock split.
13.How will the reverse stock split be implemented for each stockholder?
The implementation of the reverse stock split will differ depending on whether the shares are held beneficially in street name or whether they are registered directly in a stockholder's name.
If you are a beneficial owner, and you are entitled to receive a cash payment for your fractional share of Marqeta common stock, you should contact your broker, bank or other nominee for more information. Each broker, bank or other nominee has its own processes for handling the cash received from Marqeta in exchange for fractional shares.
If you are a stockholder of record, and you are entitled to receive a cash payment for your fractional share of Marqeta common stock, our transfer agent, Computershare, will mail you a check for the payment, together with your book-entry statement of post-reverse stock split holdings.
14.Am I entitled to appraisal rights?
Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide our stockholders with any such rights.
15.Who should I contact if I have additional questions about the reverse stock split?
Please contact ir@marqeta.com if you have additional questions about the reverse stock split.
If you are a beneficial owner whose shares are held in the name of a broker or other nominee, please contact the broker or other nominee who holds your shares.
If you are a stockholder of record, you can contact our transfer agent, Computershare, at:
Computershare Trust Company
Phone: 800-736-3001
Website: www.us-computershare.com